Exhibit 10.1

MANAGEMENT CONTINUITY AGREEMENT

This Management Continuity Agreement, dated as of March 2, 2017 (“Agreement”), is by and between Virginia National Bankshares Corporation, a Virginia corporation, and any successor thereto (the “Company”), and [Name of Employee] (the “Executive”).

1. Purpose

The Company recognizes that the possibility of a Change in Control exists and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the purpose of this Agreement is to encourage the Executive to continue employment with the Company and/or its affiliates or successors in interest by merger or acquisition after a Change in Control by providing reasonable employment security to the Executive and to recognize the prior service of the Executive in the event of a termination of employment under certain circumstances after a Change in Control.

2. Term of the Agreement

The term of this Agreement will be effective on the date set forth above (the “Effective Date”) and will continue until December 31, 2019; provided however, that on December 31, 2018 and each December 31st thereafter (each such December 31st referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate two (2) years from such Renewal Date. The Agreement will not, however, be extended if the Company gives the Executive written notice of such non-renewal before the Renewal Date (the initial and any extended term of this Agreement is referred to as the “Change in Control Period”).

3. Employment after a Change in Control

If a Change in Control of the Company (as defined in Section 12) occurs during the Change in Control Period and the Executive is employed by the Company on the date the Change in Control occurs (the “Change in Control Date”), the Company will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the second anniversary of such date (the “Employment Period”). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions.

4. Terms of Employment

(a) Position and Duties. During the Employment Period, (i) the Executive’s position, position title, authority, reporting structure, duties and responsibilities will be the same in all material respects with the most significant of those held, exercised and assigned to Executive by the Company at any time during the twelve (12) month period immediately preceding the Change in Control Date and (ii) the Executive’s services will be performed at either the location where the Executive was performing his services immediately preceding the Change in Control Date or any office that is the headquarters of the Company prior to the Change in Control and is less than thirty-miles (30) miles from such location.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive will receive an annual base salary (the “Annual Base Salary”) at least equal to the highest base annualized salary paid or payable to the Executive by the Company and its affiliated companies during the twelve (12) month period immediately preceding the Change of Control Date. During the Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies, but may not be decreased. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term “affiliated companies” includes any company controlled by, controlling or under common control with the Company during the twelve (12) months immediately preceding the Change of Control Period.

(ii) Annual Bonus. In addition to the Annual Base Salary, the Executive will be awarded for each year ending during the Employment Period and for which the Executive is employed on the last day of the year an annual bonus (the “Annual Bonus”) in one lump sum cash payment at least equal to the average annual bonus paid or payable, including by reason of any deferral, for the two (2) years immediately preceding the year in which the Change in Control Date occurs. Each such Annual Bonus will be paid no later than two and one-half (2 ½) months after the end of the year for which the Annual Bonus is awarded.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive will be entitled to participate in all incentive (including stock incentive), savings and retirement, insurance plans, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the twelve (12) months immediately preceding the Change in Control Date.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the twelve (12) months immediately preceding the Change in Control Date.

(v) Fringe Benefits. During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the twelve (12) months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

(vi) Paid Time Off. During the Employment Period, the Executive will be entitled to paid time off in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the twelve (12) months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

5. Termination of Employment Following a Change in Control

(a) Death or Disability. The Executive’s employment will terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Period, it may terminate the Executive’s employment. For purposes of this Agreement, “Disability” means the Executive’s inability to perform the essential functions of his/her position with the Company on a full time basis for one hundred eighty (180) consecutive days or a total of at least two hundred forty (240) days in any twelve (12) month period as a result of the Executive’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Board of the Company).

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (i) gross incompetence, gross negligence, willful misconduct in connection with the performance of the Executive’s duties or breach of a fiduciary duty owed to the Company or any affiliated company; (ii) conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or a crime of moral turpitude or commission of an act of embezzlement or fraud against the Company or any affiliated company; (iii) any material breach by the Executive of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of his/her duties and responsibilities hereunder; or (iv) deliberate dishonesty of the Executive with respect to the Company or any affiliated company.

(c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason. The Executive must provide written notice to the Company of the existence of the event or condition constituting such Good Reason within ninety (90) days of the Executive becoming aware of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by the Executive, the Company shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, to the Executive’s satisfaction and the Executive’s employment shall continue in effect during the thirty (30) day period. In the event the Company shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Company shall not be required to pay the amount due to the Executive under Section 6(a). If the Company has not remedied the event or condition constituting Good Reason during the thirty (30) day cure period and the Executive does not terminate his/her employment for Good Reason within ninety (90) days thereafter by providing the Company with a Notice of Termination (as such term is defined herein), then the Executive will deemed to have waived his/her right to terminate for Good Reason with respect to such grounds.

For purposes of this Agreement, “Good Reason” means:

(i) a material reduction in the Executive’s duties or authority or any of the employment characteristics as described in Section 4(a);

(ii) a failure by the Company to comply with any of the provisions of Section 4(b);

(iii) the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(ii);

(iv) the failure by the Company to comply with and satisfy Section 7(b); or

(v) the Company fails to honor any term or provision of this Agreement.

Notwithstanding the foregoing, Good Reason shall not include any resignation by the Executive where Cause for the Executive’s termination by the Company exists.

(d) Notice of Termination. Any termination during the Employment Period by the Company or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given unless the Executive otherwise agrees), and (iii) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of his/her duties during such thirty (30) day period.

(f) Resignation of All Other Positions. Effective upon the termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions the Executive holds as an officer or member of the Board of Directors (or a committee thereof) of the Company or any of its affiliates.

6. Compensation Upon Termination

(a) Termination Without Cause or for Good Reason. In the event the Executive’s employment with the Company terminates or is terminated during (i) the six (6) months immediately preceding a Change in Control, or (ii) during the Employment Period, unless such termination in either case is or was (A) by the Company for Cause or (B) by the Executive other than for Good Reason, Executive shall be entitled to the following benefits; provided with respect to the payments set forth in paragraphs (ii), (iii) and (iv) below, the Executive (or the legal representative of the Executive or the Executive’s estate) signs a release and waiver of claims in favor of the Company, its affiliates and their respective officers and directors in the form attached hereto as Attachment A, and such release has become effective (the “Release”) (for avoidance of doubt, no release is required in connection with the payments set forth in paragraph (i) below).

(i) Accrued Obligations. The Accrued Obligations are the sum of: (1) the Executive’s Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (3) the product of the Annual Bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). The Accrued Obligations will be paid to the Executive in a lump sum cash payment within ten (10) days after the Date of Termination;

(ii) Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to two (2) times the Executive’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Annual Base Salary in effect at the Date of Termination, plus an amount equal to the average Annual Bonus paid or payable for the two (2) most recently completed years and any amounts contributed by the Executive during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment on the first regular payroll date following the sixtieth (60th) day after the Date of

Termination, provided that on or before such date the Release has been executed and any period in which the Executive may revoke such Release has expired, without such Release having been revoked; and

(iii) Welfare Continuance Benefit. For eighteen (18) months following the Date of Termination, the Executive and his/her eligible dependents will continue to be covered under all health and dental plans, disability plans, life insurance plans (including split dollar endorsement agreements related to Bank Owned Life Insurance policies), and all other welfare benefit plans (as defined in Section 3(1) of ERISA) (“Welfare Plans”) in which the Executive and his/her dependents were participating immediately prior to the Date of Termination (the “Welfare Continuance Benefit”) to the extent permissible under the terms of the respective Welfare Plans and applicable law. Health and medical coverage will be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Executive will pay only that portion of the COBRA premiums that he was paying as an active employee prior to the Date of Termination. The Company will pay any additional premium costs. Notwithstanding the foregoing, the Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for substantially equal or greater benefits to the Executive and his/her dependents with respect to the specific type of benefit; and

(iv) 401(k) Contributions. A lump sum cash payment equal to the total contributions made by the Company to the Executive’s account in the Company sponsored 401(k) retirement savings plan during the two-year period prior to termination of employment. This payment will be paid to the Executive on the first regular payroll date following the 60th day after the Date of Termination, provided that on or before such date the Release has been executed and any period in which the Executive may revoke such Release has expired, without such Release having been revoked.

(b) Death. If the Executive dies during the Employment Period while employed, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations (which shall be paid to the Executive’s beneficiary designated in writing or his/her estate, as applicable, in a lump sum cash payment within thirty (30) days of the date of death); (ii) the timely payment of the Welfare Continuance Benefit to the Executive’s spouse and other dependents; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies. If the Executive dies after the Date of Termination, but prior to the expiration of the Welfare Continuance Benefit period, the Executive’s spouse and other dependents will be entitled to the remaining payment of the Welfare Continuance Benefit due to the Executive under Section 6(a)(iii).

(c) Disability. If the Executive’s employment is terminated because of the Executive’s Disability during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations (which shall be paid to the Executive in a lump sum cash payment within thirty (30) days of the Date of Termination; (ii) the timely payment of the Welfare

Continuance Benefit; and (iii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(d) Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid in a lump sum in cash within thirty (30) days of the Date of Termination) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

(e) Potential Limitation of Payments and Benefits.

(i) Subject to subsection (ii) below, in the event that the aggregate value of the payments and benefits to which Executive may be entitled under this Agreement or any other agreement, plan, program or arrangement in connection with a Change in Control (the “Change in Control Termination Benefits”) would subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Change in Control Termination Benefits shall be reduced in a manner determined by the Company (by the minimum possible amount) that is consistent with the requirements of Section 409A of the Code until no amount or benefit payable to Executive will be subject to the Excise Tax.

(ii) Notwithstanding the foregoing, no reduction in the Change in Control Termination Benefits shall be made if Executive’s Net After-Tax Benefit (as defined below) assuming such reduction was not made exceeds by $25,000 or more of Executive’s Net After-Tax Benefit assuming such reduction was made.

(iii) “Net After-Tax Benefit” shall mean the amount of the Change in Control Termination Benefits which Executive receives or is then entitled to receive, less the amount of all applicable taxes payable by you with respect to the Change in Control Termination Benefits, including any Excise Tax.

(iv) All calculations and determinations under this Section 6(e) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. The Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company shall bear all costs of the Tax Advisor.

7. Binding Agreement; Successors

(a) This Agreement will be binding upon and inure to the benefit of the Executive (and his/her personal representative), the Company and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of the Company or otherwise, including by operation of law.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c) For purposes of this Agreement, the term “Company” includes any subsidiaries of the Company and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist; provided, however, that for purposes of determining whether a Change in Control has occurred herein, the term “Company” refers to Virginia National Bankshares Corporation or its successors.

8. Fees and Expenses; Mitigation

(a) The Company will pay or reimburse the Executive for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees, incurred by the Executive (i) in the Company’s contesting or disputing any termination of the Executive’s employment or (ii) in the Company’s seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Executive is the prevailing party in a proceeding brought in a court of competent jurisdiction. The Company shall reimburse the foregoing costs on a current basis after the Executive submits a claim for reimbursement with the proper documentation of the costs and expenses.

(b) The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. The amount of any payment provided for in Section 6 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

9. No Employment Contract

Nothing in this Agreement will be construed as creating an employment contract between the Executive and the Company prior to Change in Control.

10. Survival of Certain Restrictive Covenants

Section 4 of the Non-Disclosure, Non-Solicitation and Non-Competition Agreement dated as of the same hereof, between the Company and the Executive (the “Loyalty Agreement”) with respect to the Executive’s covenants concerning non-competition will not apply to the Executive after the Executive ceases to be employed by the Company following a Change in Control, unless the Executive is entitled to receive any severance benefits provided for in Section 6(a) of this Agreement in connection with the termination of his/her employment without Cause or for Good Reason in which case the restrictions imposed by Section 4 in the Loyalty Agreement will continue to apply. The non-solicitation restrictions in Section 3 of the Loyalty Agreement and the non-disclosure in Section 2 of the Loyalty Agreement together with the other provisions of the Loyalty Agreement, except to the extent Section 4 of the Loyalty Agreement may not apply as provided above, will survive the termination of the Executive’s employment and are incorporated into and made a part of this Agreement as though the Loyalty Agreement was set forth in full in this Agreement.

11. Notice

Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person, or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Company shall be directed to the Secretary of the Company, with a copy directed to the Chairman of the Board of the Company. Notices to the Executive shall be directed to his/her last known address.

12. Definition of a Change in Control

No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company as set forth below. For purposes of this Agreement, a “Change in Control” means:

(a) The acquisition by any Person of beneficial ownership of thirty percent (30%) or more of the then outstanding shares of common stock of the Company, provided that an acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege) shall not constitute a Change in Control;

(b) Individuals who constitute the Board on the date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board; provided however, that any director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company shall not be considered a member of the Incumbent Board;

(c) Consummation by the Company of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i) more than fifty percent (50%) of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions as their ownership existed in the Company immediately prior to the Reorganization;

(ii) no Person beneficially owns thirty percent (30%) or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(iii) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, or the consummation of a sale or other disposition of all or substantially all of the assets of the Company.

(e) For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

13. Miscellaneous

No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed (a) by the Executive and (b) for the Company by either the Chairman of the Board, Chairman of the Compensation Committee, Chief Executive Officer, or President of the Company; provided, however, the Executive may not sign on behalf of the Company even if he/she holds one of the identified positions with the Company. This Agreement replaces and supersedes any prior agreements, written or oral, relating to the subject matter hereof, and all such agreements are hereby terminated and are without any further legal force or effect. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

14. Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia. The Company and the Executive submit to the exclusive jurisdiction and venue of any state or federal court located within the Commonwealth of Virginia for resolution of any such claims, causes of action or disputes arising out of or relating to or concerning this Agreement.

15. Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Deferred Compensation Omnibus Provision

(a) It is intended that payments and benefits under this Agreement that are considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided for therein for non-compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply with Section 409A of the Code or to comply with an exception from Section 409A if that is the intent of the provision. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(b) If the Executive is deemed on the date of separation of service with the Company to be a “specified employee,” as defined in Section 409A(a)(2)(B) of the Code, then payment of any amount or provision of any benefit under this Agreement that is considered deferred compensation subject to Section 409A of the Code shall not be made or provided prior to the earlier of (A) the expiration of the six (6) month period measured from the date of separation of service or (B) the date of death (the “409A Deferral Period”).

(c) In the case of benefits that are subject to Section 409A of the Code, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during the 409A Deferral Period and then be reimbursed by the Company when the 409A Deferral Period ends. On the first day after the end of the 409A Deferral Period, all payments delayed pursuant to this Section 16 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided as originally scheduled.

(d) “Termination of employment” shall have the same meaning as “separation of service,” as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

17. Clawback The Executive agrees that any incentive based compensation or award that he receives, or has received, from the Company or its Affiliates under this Agreement or otherwise, will be subject to clawback by the Company as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Company determines, but in no event with a look-back period of more than two (2) years, unless required by applicable law or stock exchange listing requirement.

[Signatures follow on next page.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Virginia National Bankshares Corporation by its duly authorized officer, and by the Executive, as of the date first above written.

VIRGINIA NATIONAL BANKSHARES
CORPORATION

By:
Name:
Title:

EXECUTIVE:

[Name of Employee]

Attachment A

RELEASE

For good and valuable consideration, the receipt of which is hereby acknowledged, [Name of Executive] (“Employee”), hereby irrevocably and unconditionally releases, acquits, and forever discharges [Virginia National Bankshares Corporation or successor entity] (the “Company”) and each of its agents, directors, members, affiliated entities, officers, employees, former employees, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights, claims or causes of action arising out of, or related to, (a) the Employee’s employment or termination of employment, (b) any alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or (c) any federal, state or other governmental statute, regulation, law or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; (8) the Employee Retirement Income Security Act (“ERISA”); (9) the False Claims Act; (10) the Fair Labor Standards Act; (11) Consolidated Omnibus Budget Reconciliation Act of 1985; (12) the National Labor Relations Act; (13) the Virginia Workers’ Compensation Act; and (14) the Virginia Commission on Human Rights Act (“Claim” or “Claims”), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release.

Employee hereby acknowledges and agrees that the execution of this Release and the cessation of Employee’s employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts. Employee further acknowledges and agrees that:

(a) The Release given by Employee is given solely in exchange for the consideration set forth in Section 6(a)(ii), Section 6(a)(iii) and Section 6(a)(iv) of the Management Continuity Agreement between the Company and Employee to which this Release was initially attached, and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Release;

(b) By entering into this Release, Employee does not waive rights or claims that may arise after the date this Agreement is executed;

(c) Employee has been advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirements of the Older Workers Benefit Protection Act that Employee be so advised in writing;

(d) Employee has been offered forty-five (45) days from receipt of this Release within which to consider whether to sign this Release; and

(e) For a period of seven (7) days following Employee’s execution of this Release, Employee may revoke this Release and it shall not become effective or enforceable until such seven (7) day period has expired.

No waiver or default of any term of this Release shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

This Release is made and shall be enforced pursuant to the laws of the Commonwealth of Virginia, except where such laws of the Commonwealth of Virginia are preempted by federal law.

Should any part of this Release be found to be void, that determination will not affect the remainder of this Release.

This release shall be binding upon the heirs and personal representatives of Employee and shall inure to the benefit of the successors and assigns of the Company.

Date:
[Name of Employee]